Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 27, 2015	CONTACT BEN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES INCREASED EARNINGS FOR NINE AND THREE MONTHS

ENDED SEPTEMBER 30, 2015

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported earnings of $5.8 million for the nine months ended September 30, 2015, and earnings of $1.9 million for the three months ended September 30, 2015. At September 30, 2015, the Bancorp’s assets totaled $842.2 million compared to $775.0 million at December 31, 2014, an increase of $67.1 million or 8.7%.

The earnings of $5.8 million for the nine months ended September 30, 2015, represent $2.04 earnings per basic and diluted share. For the nine months ended September 30, 2015, the return on average assets (ROA) was 0.96% and the return on average equity (ROE) was 9.88%.

The earnings of $1.9 million for the three months ended September 30, 2015, represent $0.67 earnings per basic and diluted share. For the three months ended September 30, 2015, the ROA was 0.91% and the ROE was 9.73%.

Comparing 2015 to 2014 results, the Bancorp’s earnings reported as of September 30, 2015, increased by 2.8% for the nine-month period and 0.4% for the three-month period. On July 1, 2015, the Bancorp completed its acquisition of Liberty Savings Bank. One-time acquisition costs recorded by the Bancorp during 2015 totaled $368 thousand.

Excluding the one-time acquisition costs, the Bancorp’s 2015 earnings increased by 8.0% for the nine months ended September 30, 2015 and 13.1% for three months ended September 30, 2015. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP net income.

"Over the last two years, Peoples Bank integrated two financial institutions into our operations, and we are pleased to report continued strong earnings.  Our capital management has enabled the expansion of our footprint in Lake and Porter counties through mergers and internal growth.  Our strategic focus remains on the fundamentals of community banking as we serve our consumer and small business customers through traditional and up to date electronic banking products and services," said David Bochnowski, chairman and chief executive officer.

      Bochnowski noted that results for the period had been driven by core earnings, loan growth, asset quality, and income derived from banking operations including the sale of mortgage loans and wealth management activities.

“Not only did we close the Liberty acquisition in Q3, we also completed integration. This speaks volumes about the ability of the Bank’s team to execute its strategic plans and further expand the partnerships we have created in the community,” said Ben Bochnowski, president and chief operating officer. “Peoples Bank now has 16 full-service locations throughout Northwest Indiana, with an additional three free-standing ATMs. This growth has come as we continue to deliver excellent earnings. We look forward to the fourth quarter when we will have the additional earnings from the acquisition without the additional expense.”

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $21.6 million for the nine months ended September 30, 2015, compared to $20.2 million for the nine months ended September 30, 2014, an increase of $1.3 million or 6.5%. The Bancorp’s net interest margin on a tax adjusted basis was 3.80% for the nine months ended September 30, 2015, compared to 3.85% for the nine months ended September 30, 2014. For the three months ended September 30, 2015, net interest income totaled $7.6 million, compared to $7.0 million for the three months ended September 30, 2014 for an increase of $583 thousand or 8.3%. The Bancorp’s net interest margin on a tax adjusted basis was 3.87% for the three months ended September 30, 2015, compared to 3.85% for the three months ended September 30, 2014. During 2015, the Bancorp’s net interest income was positively impacted by strong balance sheet growth, as interest earning assets increased by $61.0 million or 8.4% since December 31, 2014.

Noninterest Income

Noninterest income from banking activities totaled $5.3 million for the nine months ended September 30, 2015, compared to $4.6 million for the nine months ended September 30, 2014, an increase of $739 thousand or 16.2%. For the three months ended September 30, 2015, noninterest income from banking activities totaled $1.6 million, compared to $1.5 million for the three months ended September 30, 2014, an increase of $144 thousand or 9.8%. The increase in noninterest income for 2015 is due to gains from loan sales related to increased origination volume, gains from security sales, income from wealth management operations and income from banking services.

Noninterest Expense

Noninterest expense totaled $17.5 million for the nine months ended September 30, 2015, compared to $15.5 million for the nine months ended September 30, 2014, an increase of $2.0 million or 13.0%. For the three months ended September 30, 2015, noninterest expense totaled $6.2 million, compared to $5.4 million for the three months ended September 30, 2014, an increase of $853 thousand or 15.9%. The increase in noninterest expense for 2015 is primarily related to the Bancorp’s acquisition of Liberty Savings Bank during 2015 and First Federal of Hammond during 2014. During 2015, one-time expenses of $368 thousand have been incurred for the acquisition of Liberty Savings Bank. In addition, 2015 compensation, occupancy costs, FDIC insurance premiums and other operating expenses are elevated as a result of integrating First Federal of Hammond for the first nine months 2015 and Liberty Savings Bank for the third quarter of 2015. In addition, to enhance organic growth, operating costs are being incurred to grow the Bancorp’s lending team.

Funding

At September 30, 2015, core deposits totaled $500.6 million, an increase of $51.0 million or 11.3%, compared to December 31, 2014. Core deposits include checking, savings, and money market accounts and represented 71.7% of the Bancorp’s total deposits at September 30, 2015. The increase in core deposits is a result of management’s sales efforts along with customer preferences for short-term liquid investments in the current low interest rate environment. The Bancorp has experienced strong growth in consumer, business, and public fund deposit balances. During the first nine months of 2015, balances for certificates of deposit increased by $13.5 million or 7.3%, compared to December 31, 2014. The growth in certificates of deposit is related to the Bancorp’s acquisition of Liberty Savings Bank. In addition, at September 30, 2015, borrowings and repurchase agreements totaled $53.6 million, a decrease of $264 thousand or 0.5%, compared to December 31, 2014. Strong core deposit growth allowed management to repay maturing FHLB advances.

Lending

The Bancorp’s loan portfolio totaled $552.9 million at September 30, 2015, an increase of $64.8 million or 13.3%, compared to December 31, 2014. During the first nine months of 2015, the Bancorp originated $226.0 million in new loans, an increase of $55.7 million or 32.7%, compared to the first nine months of 2014. Loan balances consisting of residential mortgage loans and consumer loans acquired in the Liberty Savings Bank acquisition totaled $28.0 million. During the nine months ended September 30, 2015, commercial, construction and government related loans increased by $40.4 million in the aggregate. During the nine months ended September 30, 2015, $40.5 million of newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $1.0 million.

Investing

The Bancorp’s securities portfolio totaled $232.9 million at September 30, 2015, compared to $220.1 million at December 31, 2014, an increase of $12.8 million or 5.8%. The securities portfolio represents 29.5% of earning assets and provides a consistent source of earnings to the Bancorp. Cash & cash equivalents totaled $11.2 million at September 30, 2015, compared to $22.0 million at December 31, 2014, a decrease of $10.8 million or 49.0%. The decrease in cash and cash equivalents mostly represents the funding of loan originations and purchase of securities.

Asset Quality

At September 30, 2015, non-performing loans totaled $4.9 million, compared to $5.5 million at December 31, 2014, a decrease of $612 thousand or 11.0%. The Bancorp’s ratio of non-performing loans to total loans was 0.89% at September 30, 2015, compared to 1.13% at December 31, 2014. In addition, the Bancorp’s ratio of non-performing assets to total assets was 0.96% at September 30, 2015, compared to 1.15% at December 31, 2014. The decrease in non-performing loans for 2015 is primarily the result of the short sale and payoff of one commercial real estate loan and overall improvement in the residential real estate portfolio.

For the nine months ended September 30, 2015, loan loss provisions totaled $585 thousand, while $575 thousand in provisions were recorded for the nine months ended September 30, 2014. For the three months ended September 30, 2015, loan loss provisions totaled $100 thousand, while $165 thousand in provisions were recorded for the three months ended September 30, 2014. The 2015 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $221 thousand for the nine months ended September 30, 2015, compared to charge-offs, net of recoveries of $1.5 million for the nine months ended September 30, 2014. At September 30, 2015, the allowance for loan losses totaled $6.7 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.22% at September 30, 2015, compared to 1.30% at December 31, 2014. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 136.47% at September 30, 2015, compared to 114.83% at December 31, 2014.

Capital Adequacy

At September 30, 2015, shareholders’ equity stood at $80.0 million or 9.5% of total assets. The Bancorp’s regulatory capital ratios at September 30, 2015 were 13.7% for total capital to risk-weighted assets, 12.6% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.9% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $28.08 per share at September 30, 2015.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 16 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that these non-GAAP measures are helpful to investors to better understand current period performance in the presence of nonrecurring expenses that were realized during 2015. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings figures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Quarterly Financial Report
Key Ratios	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
Return on equity	9.73%	10.34%	9.88%	10.51%
Return on assets	0.91%	0.98%	0.96%	1.00%
Basic earnings per share	$0.67	$0.67	$2.04	$1.99
Diluted earnings per share	$0.67	$0.67	$2.04	$1.99
Yield on loans	4.49%	4.51%	4.44%	4.42%
Yield on security investments	2.61%	2.73%	2.64%	2.72%
Total yield on earning assets	3.87%	3.85%	3.80%	3.85%
Cost of deposits	0.23%	0.21%	0.22%	0.20%
Cost of borrowings	0.91%	0.97%	0.98%	0.99%
Total cost of funds	0.28%	0.27%	0.27%	0.27%
Net interest margin - tax equivalent	3.85%	3.87%	3.80%	3.85%
Noninterest income / average assets	0.76%	0.75%	0.88%	0.81%
Noninterest expense / average assets	2.94%	2.75%	2.90%	2.74%
Net noninterest margin / average assets	-2.18%	-2.00%	-2.02%	-1.93%
Efficiency ratio	71.44%	66.79%	69.00%	66.09%
Effective tax rate	19.62%	23.63%	20.13%	23.25%
Dividend declared per common share	$0.27	$0.25	$0.79	$0.72

	September 30,
	2015	December 31,
	(Unaudited)	2014
Net worth / total assets	9.51%	9.83%
Book value per share	$28.08	$26.78
Non-performing assets to total assets	0.96%	1.15%
Non-performing loans to total loans	0.89%	1.13%
Allowance for loan losses to non-performing loans	136.47%	114.83%
Allowance for loan losses to loans outstanding	1.22%	1.30%
Foreclosed real estate to total assets	0.17%	0.23%

Consolidated Statements of Income	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2015	2014	2015	2014
Interest income:
Loans	$6,084	$5,520	$16,992	$15,827
Securities & short-term investments	1,541	1,522	4,580	4,419
Total interest income	7,625	7,042	21,572	20,246
Interest expense:
Deposits	408	332	1,087	914
Borrowings	117	139	378	427
Total interest expense	525	471	1,465	1,341
Net interest income	7,100	6,571	20,107	18,905
Provision for loan losses	100	165	585	575
Net interest income after provision for loan losses	7,000	6,406	19,522	18,330
Noninterest income:
Fees and service charges	729	734	2,072	2,031
Wealth management operations	449	375	1,265	1,194
Gain on sale of loans held-for-sale, net	276	178	1,010	383
Gain on sale of securities, net	32	63	562	520
Increase in cash value of bank owned life insurance	117	94	327	310
Gain on sale of foreclosed real estate, net	-	16	24	21
Other	12	11	37	99
Total noninterest income	1,615	1,471	5,297	4,558
Noninterest expense:
Compensation and benefits	3,372	2,980	9,743	8,419
Occupancy and equipment	938	865	2,724	2,476
Data processing	322	291	950	851
Marketing	132	108	390	368
Federal deposit insurance premiums	124	128	367	346
Other	1,337	1,000	3,354	3,046
Total noninterest expense	6,225	5,372	17,528	15,506
Income before income taxes	2,390	2,505	7,291	7,382
Income tax expenses	469	592	1,468	1,716
Net income	$1,921	$1,913	$5,823	$5,666

NorthWest Indiana Bancorp
Quarterly Financial Report

Balance Sheet Data
(Dollars in thousands)	September 30,
	2015	December 31,	Change	Mix
	(Unaudited)	2014	%	%
Total assets	$842,190	$775,044	8.7%	n/a
Cash & cash equivalents	11,196	21,963	-49.0%	n/a
Securities - available for sale	232,872	220,053	5.8%	n/a

Loans receivable:
Construction and land development	$32,923	$25,733	27.9%	6.0%
1-4 first liens	180,988	160,526	12.7%	32.7%
Multifamily	44,639	31,703	40.8%	8.1%
Commercial real estate	161,474	156,015	3.5%	29.2%
Commercial business	69,626	58,682	18.6%	12.6%
1-4 Junior Liens	1,128	1,507	-25.1%	0.2%
HELOC	28,212	25,564	10.4%	5.1%
Lot loans	3,457	1,932	78.9%	0.6%
Consumer	591	472	25.2%	0.1%
Government and other	29,882	26,019	14.8%	5.4%
Total loans	$552,920	$488,153	13.3%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	$99,487	$80,352	23.8%	14.2%
Interest bearing checking	135,870	133,962	1.4%	19.5%
Savings	117,617	89,866	30.9%	16.8%
MMDA	147,590	145,384	1.5%	21.2%
Total core deposits	500,564	449,564	11.3%	71.7%
Certificates of deposit	197,892	184,382	7.3%	28.3%
Total deposits	$698,456	$633,946	10.2%	100.0%

Borrowings	$53,642	$53,906	-0.5%
Stockholder's equity	80,078	76,165	5.1%

Asset Quality	September 30,
(Dollars in thousands)	2015	December 31,	Change
	(Unaudited)	2014	%
Nonaccruing loans	$4,652	$4,599	1.2%
Accruing loans delinquent more than 90 days	276	941	-70.7%
Securities in non-accrual	1,913	1,611	18.7%
Foreclosed real estate	1,411	1,745	-19.1%
Total nonperforming assets	$8,252	$8,896	-7.2%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	$367	$426	-13.8%
ALL general allowances for loan portfolio	6,358	5,935	7.1%
Total ALL	$6,725	$6,361	5.7%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	$612	$524	16.8%
Nonaccruing troubled debt restructurings, compliant (2)	-	1,216	-100.0%
Accruing troubled debt restructurings	4,543	4,687	-3.1%
Total troubled debt restructurings	$5,155	$6,427	-19.8%

(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement

(2) included in nonaccruing loan balances presented above

Capital Adequacy (Bancorp and Bank)	At September 30,
	2015
	Actual Ratio	Required
	(Unaudited)	To Be Well Capitalized (1)

Common equity tier 1 capital to risk-weighted assets	12.6%	6.5%
Tier 1 capital to risk-weighted assets	12.6%	8.0%
Total capital to risk-weighted assets	13.7%	10.0%
Tier 1 capital to adjusted average assets	8.9%	5.0%

(1) Effective January 1, 2015, new minimum capital requirements went into effect, which increased the Tier 1 capital to risk-weighted assets ratio to 8.0% to be well capitalized and also introduced a new common equity Tier 1 capital ratio of 4.5% (6.5% to be well capitalized).

Table 1 - Reconciliation of the Non-GAAP Earnings Figures

	Thee Months	Nine Months
	Ended	Ended
	9/30/2015	9/30/2015
	(Unaudited)	(Unaudited)

Net Income	$1,921	$5,823
Acquisition costs	303	368
Income before income taxes	2,693	7,659
Income tax expenses	528	1,542
Proforma net income	$2,165	$6,117
Net income change	13.1%	8.0%